UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2011
OPNEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33306	22-3761205

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46429 Landing Parkway, Fremont, California	94538

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 580-8828
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Opnext, Inc. (the “Company”) entered into amended and restated employment agreements (collectively, the “Agreements”) with each of the following named executive officers of the Company (collectively, the “Executives”) on the dates set forth below:
•	Michael C. Chan, the Company’s Executive Vice President, Business Development and Marketing, and President of Opnext Subsystems, Inc., entered into and effective as of August 23, 2011,
•	Robert J. Nobile, the Company’s Senior Vice President, Finance and Chief Financial Officer, entered into as of August 17, 2011 and effective as of August 16, 2011, and
•	Justin J. O’Neill, the Company’s Senior Vice President, General Counsel and Secretary, entered into and effective as of August 23, 2011.
The Agreements supersede and replace the current employment agreements, as amended, between the Executives and the Company (collectively, the “Prior Agreements”). Following is a summary of the principal changes under the Agreements:
•	The Agreements provide that each Executive’s employment with the Company is “at-will” and is not for a specified term.
•	Mr. Chan’s Prior Agreement provided for an initial term ending on December 1, 2010, subject to automatic renewal for successive one-year periods unless either party elected not to renew the term, and the term of his Prior Agreement was extended to December 1, 2011 pursuant to such automatic renewal.
•	Mr. Nobile’s Prior Agreement provided for a four-year term ending on December 31, 2012, subject to automatic renewal for successive one-year periods unless either party elected not to renew the term.
•	Mr. O’Neill’s Prior Agreement provided for a four-year term ending on May 6, 2011, subject to automatic renewal for successive one-year periods unless either party elected not to renew the term, and the term of his Prior Agreement was extended to May 6, 2012 pursuant to such automatic renewal.
•	The Agreements provide for the following annual base salaries for each Executive, as may be increased from time to time in the sole discretion of the Company’s board of directors or compensation committee: $367,200 for Mr. Chan; $325,000 for Mr. Nobile; and $306,000 for Mr. O’Neill.
•	The Agreements provide that in the event that a Change in Control (as defined in the Company’s Second Amended and Restated 2001 Long-Term Stock Incentive Plan) occurs and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (each as defined in the applicable Agreement), in each case immediately prior to or upon the Change in Control, or within the one-year period following the Change in Control, the Executive will be entitled to receive a lump-sum cash severance payment equal to two times his then current annual base salary.

•	Mr. Nobile’s Agreement provides that the Company will pay Mr. Nobile a cash bonus equal to $120,000 if he remains employed by the Company through February 16, 2012, and an additional cash bonus equal to $530,000 if he remains employed by the Company through August 16 2012 (the “Retention Bonuses”). If Mr. Nobile’s employment is terminated for any reason, he will not be entitled to receive any Retention Bonus not previously paid to him, except as follows:
•	In the event of a termination by the Company without Cause or by Mr. Nobile for Good Reason, the Company will pay Mr. Nobile a lump-sum cash payment equal to any unpaid Retention Bonuses; and
•	In the event of a termination due to Mr. Nobile’s death or Disability (as defined in Mr. Nobile’s Agreement), the Company will pay him a pro-rata portion of the unpaid Retention Bonuses.
•	Mr. Nobile’s Agreement provides that, in addition to the Retention Bonuses, for the partial fiscal year commencing on August 16, 2012 and for each fiscal year thereafter, Mr. Nobile will be eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company. Any annual bonus payable to Mr. Nobile for the Company’s 2013 fiscal year will be prorated to reflect his partial year of eligibility.
The foregoing summary of the terms of the Agreements with each Executive is not complete and is qualified in its entirety by reference to the full text of the Agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement by and between Opnext, Inc. and Michael Chan, dated August 23, 2011.
10.2	Second Amended and Restated Employment Agreement by and between Opnext, Inc. and Robert J. Nobile, dated effective as of August 16, 2011.
10.3	Second Amended and Restated Employment Agreement by and between Opnext, Inc. and Justin J. O’Neill, dated August 23, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNEXT, INC.
Date: August 23, 2011	By:	/s/ Robert J. Nobile
Robert J. Nobile
Chief Financial Officer and Senior Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement by and between Opnext, Inc. and Michael Chan, dated August 23, 2011.
10.2	Second Amended and Restated Employment Agreement by and between Opnext, Inc. and Robert J. Nobile, dated effective as of August 16, 2011.
10.3	Second Amended and Restated Employment Agreement by and between Opnext, Inc. and Justin J. O’Neill, dated August 23, 2011.